Exhibit 10.79

August 29, 2012

Michael C. Ratigan

901 East Gate Road

Kinnelon, NJ 07405

Re: Promotion to Senior Vice President and Chief Commercial Officer

Dear Mike:

I am pleased to offer you a promotion to Senior Vice President and Chief Commercial Officer for Unilife Medical Solutions. Your annual base salary as an exempt employee will be $285,000, effective March 1, 2012. Your potential cash bonus for calendar year 2012 will be forty percent of this new base salary. This bonus is discretionary and subject to achievement of such goals and objectives as are determined by our CEO.

In addition, you will receive 300,000 shares of Unilife common stock, subject to vesting over three years as follows: 150,000 upon acceptance of this promotion; another 40,000 shares on July 1, 2013; another 40,000 shares on July 1, 2014 and 70,000 shares on July 1, 2015. This equity grant is subject to the approval of the Board of Directors and your continued employment with Unilife for three years from your acceptance of this promotion.

In addition, I have set forth below a Sales Incentive Plan for fiscal year 2013 to incent and reward you for obtaining development and commercial supply agreements before June 30, 2013. This Plan includes the opportunity to earn an initial 150,000 options, which will be granted upon acceptance of this promotion, with a strike price set at the closing price on the day you accept this offer, with vesting contingent upon achieving the milestones set forth in the Sales Incentive Plan. Additional options may be earned by obtaining additional development or commercial supply agreements.

FY 2013 Sales Incentive goals are:

Execution of development agreements:	50,000 options per agreement
Agreements placing Unifill® syringes in stability studies:	50,000 options and $50,000 cash bonus per agreement

Execution of commercial supply agreements

Up to, and including, $5 million in revenue:	50,000 options per agreement
Over $5 million in revenue:	100,000 options per agreement

Unilife Corporation

250 Cross Farm Lane, York, PA 17406   T + 1 717 384 3400   F + 717 384 3401   E info@unilife.com   W www.unilife.com

By accepting this promotion, you are agreeing to remain employed by Unilife for a period of three years from the date of your acceptance of this promotion and to serving as Unilife’s Senior Vice President and Chief Commercial Officer with responsibility for Unilife’s sales, marketing and commercial development functions (and whatever other duties assigned to you by our CEO or me). You also agree to devote your knowledge, skill, attention, energies and all of your business time to growing Unilife’s business and complying with all of Unilife’s policies, rules, and procedures, as they may be amended from time to time. You agree not to engage in any endeavor that would conflict with your employment by Unilife, either directly or indirectly, without my prior written consent (or that of our CEO). You may participate in civic, charitable, educational, industry and professional organizations, to the extent that such participation does not unreasonably interfere with the performance of your duties and you may also serve on corporate boards and committees, but only with the prior written consent of our CEO.

You also acknowledge that all material decisions relating to the management of Unilife’s business will be made by our CEO or Board of Directors. Any decisions which have the capacity to affect significantly the financial standing of Unilife must be referred to our CEO or Board of Directors who will have ultimate control in respect of these matters.

For a period of three years, Unilife will not reduce your title, level of responsibility, base salary and target bonus percentage to less than what is stated in this letter. Any bonus payable for a calendar year will be paid in a lump-sum payment no later than March 15th of the following year. Any such bonus that has been earned but not yet paid as of the date of your death shall be paid to your spouse, in the event you die while employed by Unilife.

You will also be eligible to participate in Unilife’s benefits programs (including any equity incentive plan of Unilife or its affiliates), as they may change from time to time. Your benefits will be the same as the benefits provided to other similarly situated Unilife employees, and may be changed upon expiration or other termination of current benefits contracts. You will also receive four weeks of paid vacation per calendar year.

Unilife will reimburse you for all reasonable and necessary expenses incurred in carrying out your duties, in accordance with Unilife’s business expense policies.

If you wish to relocate your family in connection with your employment by Unilife, we will assist you by paying or reimbursing your reasonable relocation expenses in accordance with Unilife’s written relocation policies and Section 409A of the Internal Revenue Code of 1986, as amended. Reimbursement of such relocation expenses will be made upon your request, subject to your providing reasonable documentation of the reimbursable costs and expenses. If you incur a loss on the sale of your primary residence, Unilife will reimburse you for such loss up to $90,000.

The equity grants set forth in this letter and any other stock-based awards that you may receive from Unilife shall be governed by the terms of the 2009 Stock Incentive Plan or any successor plan under which the award is granted.

Unilife will provide you with indemnification equivalent to that provided to other members of senior management and insurance coverage pursuant to Unilife’s Directors and Officers insurance policies, as amended from time to time.

In the event that Unilife terminates your employment without Cause (as defined below), Unilife will pay you severance benefits, subject to your acceptance of a severance agreement and General Release acceptable to Unilife. In the event that you die during the period of time for which Unilife was to pay severance and provide continuation of benefits, Unilife will continue to make such payments and provide such benefits to your spouse. These severance benefits will include:

•	Continuation of your base salary for twelve months, in accordance with Unilife’s standard payroll practices.
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Provided you are eligible for and timely elect to receive COBRA health, vision and dental care continuation coverage, Unilife will pay the cost of your COBRA health, vision and dental care continuation coverage premiums (for you and your eligible dependents) for twelve months.

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Unilife will also pay an amount, equal to the greater of the amount of the bonus, if any, earned by and paid to you for the last completed calendar year prior to the year in which your employment terminates or the target bonus for which you were eligible to earn in the calendar year in which your employment is terminated, which will be payable in equal installments over a twelve month period, in accordance with Unilife’s standard payroll practices.

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Notwithstanding anything to the contrary, all of your outstanding and unvested options and other stock-based awards will vest immediately upon termination of employment without Cause, provided you accept the severance agreement and General Release provided to you.

If you terminate your employment for any reason other than long-term disability, as determined under Unilife’s long-term disability plan, you will not receive any compensation or benefits from the time that you cease to devote full time and attention to Unilife’s business, except such cash compensation as was earned prior to that date.

If your employment is terminated coincident with or within twelve months after a Change in Control (as defined below), or if you resign with or within twelve months after a Change in Control due to a demotion or reduction in level of responsibility, then Unilife, in lieu of and not in duplication of the severance benefits provided above, will pay you the following:

•	Your base salary for eighteen months, in accordance with Unilife’s standard payroll practices.
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Provided that you are eligible for and timely elect to receive COBRA health, vision and dental care continuation coverage, Unilife will also pay the cost of your COBRA health, vision and dental care continuation coverage premiums (for yourself and your eligible dependents) for eighteen months.

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Unilife will also make a lump-sum payment, equal to the greater of the amount of the bonus, if any, earned by and paid to you for the last completed calendar year prior to the year in which your employment terminates or the target bonus for which you were eligible to earn in the calendar year in which your employment is terminated.

•	Notwithstanding anything to the contrary, all of your outstanding and unvested options and other stock-based awards will vest immediately upon such Change in Control.
•	In the event you die during the period of time during which Unilife was to pay severance and provide benefits coverage, Unilife will continue such payments to and benefits coverage for your spouse.
•	Receipt of any of the payments and benefits listed above is subject to your acceptance of a severance agreement and General Release acceptable to Unilife.

“Cause” will mean any one or more of the following:

•	willful misconduct, material neglect of or refusal to perform assigned duties (other than by reason of disability);
•	an act of dishonesty;
•	engaging in illegal conduct or committing a crime;
•	being barred from working in a Food and Drug Administration regulated industry or otherwise being sanctioned by the FDA or any similar international body;
•	engaging in any act of moral turpitude;
•	breaching, in any material respect, the terms of any agreement with Unilife; or
•	commencing employment with any other employer while an employee of Unilife without the prior written consent of our CEO.

“Change in Control” means a (i) Change in Ownership of Unilife Corporation, (ii) Change in Effective Control of Unilife Corporation, or a (iii) Change in the Ownership of Assets of Unilife Corporation, as construed in accordance with section 409A of the Internal Revenue Code of 1986, as amended, and the terms of the 2009 Stock Incentive Plan or any successor plan under which the award is granted.

You acknowledge that Unilife has a valuable property interest in all aspects of its business relationships with its customers, clients, vendors and suppliers. In the course of your work with Unilife, you have been and will become aware of and familiar with secret and confidential information of Unilife relating to its customers, clients, vendors and suppliers, and its internal business operations. Secret and confidential information includes, but is not limited to, Unilife’s business plans, customer lists, customer data, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, financial statements, financial data, acquisition and divestiture plans, and any other trade secrets or confidential or proprietary information, documents, reports, plans, or data, of or about Unilife that is not already available to the public or was known to you prior to your employment with Unilife.

You agree that you will not, without the written consent of Unilife, during the term of your employment or thereafter, disclose or make any use of secret and confidential information, except as may be required in the performance of your duties. You also agree that, following the termination of your employment with Unilife for any reason, you will never use secret and confidential information to compete with Unilife in any manner, and you will never disclose any secret and confidential information to any other business or individual, unless such secret or confidential information is:(i) publicly known through no breach of your obligations to Unilife, (ii) lawfully disclosed by a third party, or (iii) disclosed pursuant to legal requirement or court order. Upon termination of your employment, you agree to surrender to Unilife all records and all paper and/or electronic copies made of those records that pertain to any aspect of the business of Unilife, including all secret and confidential information.

Upon termination of your employment, you agree not to have any further contact with any customers of Unilife on behalf of a competing entity for a period of two years post-employment and you agree to be bound by the covenant not to compete as set forth below. However, this non-compete covenant will extend for a period of only one year post-employment if your employment is terminated by Unilife for any reason, other than Cause. If you resign from your employment with Unilife because we have demoted you or otherwise reduced your level of responsibility, then this non-compete covenant will be waived. These provisions relating to the length of the post-employment non-compete covenant supersede any contrary provisions of the Confidentiality, Non-Competition and Intellectual Property Agreement you

signed as a condition of employment. All other provisions of that Confidentiality, Non-Competition and Intellectual Property Agreement will survive the execution of this letter agreement and the termination of your employment.

You also agree that during the term of your employment, you will not, directly or indirectly:

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render services to, become employed by, be engaged as a consultant by, own, or have a financial or other interest in (either as an individual, partner, joint venture, owner, manager, employee, partner, officer, director, independent contractor, or other similar role) any business that is engaged in any business activity that is in direct competition with Unilife.

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induce, offer, assist, encourage, or suggest that another business or enterprise offer employment to or enter into a consulting arrangement with any individual who is employed by Unilife, or induce, offer, assist, encourage, or suggest that any Unilife employee terminate her or her employment with Unilife, or accept employment with any other business or enterprise.

If you breach this covenant, you acknowledge that Unilife would suffer substantial and irreparable harm and damages. Accordingly, you agree that, in such event, Unilife shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce these covenants, all without prejudice to any and all other remedies that Unilife may have at law or in equity and that Unilife may elect or invoke. You agree that if any of these provisions are or become unenforceable, the remainder shall remain binding upon you to the fullest extent possible. Any invalid or unenforceable provision will be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.

You expressly acknowledge and agree that the restrictive covenants set forth above are absolutely necessary to protect the legitimate business interests of Unilife, because you are employed in a position of trust and confidence and are provided with extensive access to Unilife’s most confidential and proprietary trade secrets, and have significant involvement in important business relationships, which constitute the goodwill of Unilife. You further agree and acknowledge that these restrictive covenants are reasonable, will not restrict you from earning a livelihood following termination of employment, and are intended to be enforceable following termination of employment for any reason.

If Unilife must bring legal action to enforce or seek a remedy for any breach of these covenants and you are found by a court to have breached them, you agree to reimburse Unilife for any and all expenses, including attorneys’ fees and court costs, incurred by it in enforcing these covenants.

By accepting this promotion, you agree that any controversy, claim or dispute involving your employment shall be finally settled by binding arbitration held in Harrisburg, Pennsylvania by one arbitrator (who is mutually acceptable to both parties as well as licensed to practice law in the Commonwealth of Pennsylvania) in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Pennsylvania law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive for both you and Unilife (and its affiliates), and there shall be no appeal there from other than causes of appeal allowed by the Federal Arbitration Act. Unilife will bear all costs of the arbitrator in any action brought under this provision. The arbitrator shall have the power to award attorney’s fees and arbitration costs to the prevailing party, if the award of attorney’s fees and litigation costs would be permitted by a court. You also agree that any action to compel arbitration may be brought in the appropriate Pennsylvania state or federal court, and in connection with such action to compel, the laws of the

Commonwealth of Pennsylvania and the Federal Arbitration Act shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. You also consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

Notwithstanding the above, Unilife may enforce the restrictive covenants and any rights it has under the Confidentiality, Non-Competition and Intellectual Property Agreement you signed when you joined Unilife in state or federal court as set forth in that Agreement.

These provisions in this letter will inure to the benefit of and be binding upon any successor to Unilife. You specifically agree that the non-compete provisions will inure to the benefit of a successor and that you will remain bound by these provisions in the event of a sale or corporate reorganization of Unilife.

Section 409A:

The terms of this letter are intended to comply with, or otherwise be exempt from, Code section 409A and any regulations and Treasury guidance promulgated thereunder. Unilife will be required to interpret the terms of this letter as necessary to comply with the requirements of Code section 409A. Unilife will undertake to administer, interpret, and construe this letter in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Code section 409A. You agree that you will execute any and all amendments to this letter, permitted under applicable law, as may be necessary to ensure compliance with the distribution provisions of Code section 409A or as otherwise needed to ensure that this letter complies with that section. However, this shall not be construed as a guarantee by Unilife of any particular tax effect, and Unilife will not be liable to you for any payment that is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made as an amount includible in gross income under that section. For purposes of Code section 409A, the right to a series of installment payments will be treated as a right to a series of separate payments.

To the extent that the execution of a General Release is a condition to your receiving severance or other benefits, Unilife will provide you with the form of severance agreement within seven days after your separation from service. To be entitled to severance or other benefits, you must execute and deliver to Unilife the severance agreement on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law or such other date as may be specified in the severance agreement. If you timely deliver an executed severance agreement to Unilife, and you do not revoke the severance agreement during the minimum revocation period required under applicable law, if any, the severance or other benefits will be paid or commence being paid, as applicable, on or after the date on which the severance agreement becomes effective. If, however, the period during which you have discretion to execute or revoke the severance agreement straddles two calendar years, no such payment will be made or benefit provided earlier than the first day of the second such calendar year, regardless of which calendar year within you actually deliver the executed severance agreement to Unilife. Consistent with Section 409A, you may not, directly or indirectly, designate the calendar year of payment.

This letter agreement will be effective as of the date of acceptance and will terminate on the third anniversary of acceptance.

A waiver of any provision of this letter agreement by either Unilife or you will not prevent either of us from enforcing that provision or any other provision hereof. This letter agreement is personal to you and may not be assigned by you. Any assignment of this letter agreement between Unilife (or its successor) and its affiliates (and their successors) will not constitute a termination of your employment hereunder. This letter agreement (including the restrictive covenants) will inure to the benefit of and be binding upon any successor to Unilife. You specifically understand and agree that the non-compete provisions will inure to the benefit of a successor and that you will remain bound by these provisions in the event of a sale or corporate reorganization of Unilife.

Each provision of this letter agreement is severable and distinct from, and independent of, every other provision hereof. If one provision hereof is declared void, the remaining provisions will remain in effect. Any provision of this letter agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

This letter agreement contains the entire agreement concerning your employment relationship and supersedes any prior agreements or understandings between us concerning the terms and conditions of your employment, whether oral or written; provided, however, that the Confidentiality, Non-Competition and Intellectual Property Agreement will survive the acceptance of this letter agreement and that your equity grants will be governed by Unilife’s stock incentive plans as they are amended from time to time. You acknowledge, in entering into this letter agreement that you have not relied upon any promise or inducement not specifically set forth herein. Any changes to this letter agreement must be in writing and signed by both parties.

This letter agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. The terms of this agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.

You represent and warrant to Unilife that you are not bound by any restrictive covenants and have no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with your acceptance of employment or the performance of all duties and services hereunder to the fullest extent of your ability and knowledge, except for the duty of confidentiality owed to former employers. If you have misrepresented the representation and warranty provided herein, then you would be liable to Unilife for all damages incurred as a consequence thereof, including attorney’s fees and costs of court.

Please indicate your acceptance of this promotion by signing below.

Congratulations!

Sincerely,

Ramin Mojdeh, Ph.D.

Executive Vice President & Chief Operating Officer

Accepted by Michael C. Ratigan on September 5, 2012:

/s/ Michael C. Ratigan
Michael C. Ratigan